CONSULTING AGREEMENT

This Consulting Agreement is entered into between Timothy Miles DBA Little Pond Enterprises (LPE) and Redneck Foods, Inc. (Client), (the "Agreement") with reference to the following facts.

Client has expressed a desire to enter into this Agreement with LPE for LPE to provide consulting services through which Client will become a publicly traded company (the "Services"). LPE is in the business of providing such services and desires to enter into an Agreement with Client to provide such "Services". This Agreement is for the purpose of defining the services provided and the rights and responsibilities of both parties.


1. SERVICES PROVIDED BY LPE.

1. LPE will recommend a structure for Client's entry into the public market. This structure will be approved by Client. The structure will include distribution to shareholders, creditors, and other parties and will include agreed upon capital formation requirements of Client.

2. LPE will interact with Clients attorney for the preparation of a 504 or similar offering prospectus. If requested, LPE will use its expertise and contacts to locate a suitable securities attorney to represent client.

3. LPE will, if requested, arrange to be provided, such accounting services as necessary to complete audits of Client's books in order to proceed with the preparation and filing of the registration.

4. LPE will locate, if appropriate, suitable individuals to serve as directors of Clients company. These directors will have relevant experience either to Clients industry, accounting or public markets to encourage market support for Clients stock.

5. LPE will interact with Clients securities attorney for the preparation and filing of a Registration Statement on Form SB2 with the Securities and Exchange Commission (SEC). Securities to be registered in said registration include the stock issued to LPE, and other such stock as agreed upon by both parties.

6. LPE will use its contacts and expertise to locate a suitable investor relations firm to represent client and will interact with the firm to cause to be prepared such packaging and promotional materials as LPE, the investor relations firm and Client deem necessary.

7. LPE will prepare a form 15c2-11 and coordinate its distribution to the brokerage community at its own expense for the purpose of establishing a market for the stock and arrange a listing on the Over the Counter Market.

8. LPE agrees to use its expertise and business contacts to locate a suitable broker relations firm to represent Client. LPE will interact with the broker relations firm for the purpose of developing market support and/or an underwriter for the Client's offering.

9. LPE agrees interact with the Client's investor relations firm to assure the continued promotion of Client's stock. This promotion will be evidenced by the implementation of a financial relations program created by the IR firm in conjunction with LPE and Client.

10. LPE agrees to arrange for the inclusion of the Company in Moody's company listing services or another comparable service for the purpose of expanding the marketability of the stock. LPE will obtain the application for the Client and assist the Client in preparing the applications..

11. LPE agrees to provide consulting services on an as needed basis to Client for a period of 1 year from this Agreement. LPE and will make itself available to render advice to Client concerning but not limited to shareholder relations, market strategy, broker relations and additional capitalization and any other subjects as may fall under the services provided within this contract.

2. RESPONSIBILITIES OF CLIENT

1.	Client agrees to provide LPE such financial, business and other material and information about Client, its products, services, contracts, litigation, patents, trademarks and other such business matters which LPE may request and which LPE considers to be important and material information for the completion of this contract.

2.	Client agrees to provide LPE and/or Client's attorneys and accountants all material requested in order to prepare the registration documents. These materials include but are not limited to: articles of incorporation and all amendments thereto, by laws of the corporation, its minutes and resolutions of all shareholders and board of directors meetings, a copy of the share register showing the names, addresses and social security number of shareholders and the dates of issuance and the numbers of shares owned by each shareholder, the names and addresses of all officers and directors of the corporation, a resume for each officer and director of the corporation and audited financial statements providing balance sheets for the two previous years and Statement of Operations for the three previous years.

3.	Client agrees to provide LPE with monthly financial statements containing
Balance Sheets and Profit and Loss statements utilizing "GAP" accounting until the effective date of the registration and the Client also agrees to notify LPE of any changes in the status or nature of its business, any litigation, or any other developments that may require further disclosure in the registration or other documents.

3. CASH COMPENSATION

LPE will receive a total fee of $70,000 for the above services rendered. Fee does not include any preapproved expenses incurred by LPE. The cash portion of the fees are only to be paid from the proceeds of the offering.

4. CONVERSION TO EQUITY

LPE may at its option and prior to filing the 504 memorandum, elect to convert up to $50,000 of its fees into common stock of Client. The conversion rate shall be at $.10 per share (500,000) shares and the shares will be issued pursuant to the 504.

5. REPRESENTATIONS BY LPE
LPE represents warrants and covenants the following:

1.	LPE will disclose to Client all material facts and circumstances which may affect its ability to perform its undertaking herein.

2.	LPE will cooperate in a prompt and professional manner with Client, its attorneys, accountants and agents in the performance of this Agreement.


6. REPRESENTATIONS OF CLIENT

Client represents warrants and covenants the following:

1. Corporation will cooperate fully with LPE in executing the responsibilities required under this contract so that LPE may fulfill its responsibilities in a timely manner.

2. Client will not circumvent this Agreement either directly or indirectly nor will it interfere with, impair, delay or cause LPE to perform work not described in this Agreement.

3. Client and each of its subsidiaries is a corporation duly organized and existing under the laws of its state of incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business.

4. Client's articles of incorporation and bylaws delivered pursuant to this Agreement are true and complete copies of same and have been duly adopted.

5. Client will cooperate in a prompt and professional manner with LPE, its attorneys, accountants and agents during the performance of the obligations due under this Agreement.

6. Client represents that no person has acted as a finder or investment advisor in connection with the transactions contemplated in this letter other than those listed on Exhibit A, and Client will indemnify LPE with respect to any claim for a finders fee in connection with this Agreement. Client represents that no officer, director or stockholder of the company is a member of the NASD, an employee or associated member of the NASD, or an employee or associated person or member of the NASD. Client represents that is separately has disclosed to LPE all potential conflicts of interest involving officers, directors, principal stockholders and/or employees.

7. CONFIDENTIALITY

LPE agrees that all information received from Client shall be treated as confidential information and LPE shall not share such information with any other person or entity, except the SEC, attorneys and accountants, without the express written consent of Client, unless such disclosure clearly will not cause damages to Client.

Client agrees not to divulge each and any named source (lending, institutions, investors, individuals, Brokers, etc.) which have been introduced by LPE for a period of one year from the execution of this Agreement. Furthermore, Client agrees not to circumvent, either directly or indirectly, the relationship that each LPE has with said sources.

8. NOTICES

Any notices from either party to the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the day it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after is has been deposited at a United States Post Office. For purposes of delivering or sending notice to the parties to this Agreement such notices shall be delivered or sent as follows:

If notice is delivered to LPE.      If notice is to be delivered to Client

Little Pond Enterprises                Redneck Foods, Inc..
Carolina Bldg. Suite 222               PO Box 5495.
10 Office Park Rd.                     Asheville
PO Box 7571                            North Carolina, 28813
Hilton Head Island, SC 29938           Phone # 704-277-5577
Phone 803-686-5590                     Fax #     704-277-5054
Fax # 803-686-5595

9. ENTIRE AGREEMENT

Neither party has made any representations to the other which are not specifically set forth in this Agreement. There are no oral or other agreements between the parties which have been entered into prior or contemporaneously with the formation of this Agreement. All oral promises, agreements, representations, statements and warranties hereinafter asserted by one party against the other shall be deemed to have been waived by such party asserting that they were made and this Agreement shall supersede all prior negotiations, statements representations, warranties and agreements made or entered into between the parties to this Agreement.

10. NO ASSIGNMENT

Neither party may assign any benefit due or delegate performance under this Agreement without the express written consent of the other party.

11. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. It shall also be construed as if the parties participated equally in its negotiation and drafting. The Agreement shall not be construed against one party over another party.

Should a dispute arise, both parties agree to submit to binding arbitration under the guidelines of the American Arbitration Association or some other mutually agreeable Arbitration Association.

12. WAIVER

The waiver of any provision of this Agreement by either party shall not de deemed to be a continuing waiver or a waiver of any other provision of this Agreement by either party.

13. SEVERABILITY

If any provision of this Agreement or any subsequent modifications hereof are found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to remain in full force and effect.

14. AUTHORITY TO ENTER INTO AGREEMENT

The individuals signing this Agreement below represent to each other that they have the authority to bind their respective corporations to the terms and conditions of this Agreement. The individuals shall not, however have personal liability by executing this Agreement and sign this Agreement only in their representative capacities as authorized officers of the Client and LPE respectively.

Dated this ___ of June, 1997                Dated this ____ of June, 1997

Little Pond Enterprises.                   Redneck Foods, Inc..

by               by
Timothy Miles                               David A. Womick, President


EXHIBIT A

The following individual has acted as a finder in relation to this agreement and as such is being compensated by LPE as follows:


Erich Schmid         200,000 shares as defined in Section 4 of the
                     Agreement. If LPE fails to exercise its option to convert cash fees to equity, Erich shall receive
                     $20,000 cash and will be granted the same rights
                      as in Section 4 of this agreement.

EXHIBIT B

Redneck Foods, Inc. and LPE will mutually agree upon the following reorganization plan. Alternate reorganization structures may also be chosen with the approval of both parties.

Redneck Foods, Inc. will reorganize its corporate structure as follows:

Redneck Foods, Inc. will authorize the issuance of 100,000,000 of common stock and adjust the total issued and outstanding to provide all current shareholders with 5,100,000 common shares plus Foxworthy Preferred shares. The Board of Directors will then approve the following:

The issuance of 900,000 shares of common stock at a price of $1.00 per share pursuant to a Reg D 504 offering memorandum

The issuance of additional shares as necessary for directors, employees and service providers as determined by Redneck Foods.

EXPENSES

The below listed expenses are fees Client can expect to pay to proceed through the process of going public and establishing a market for their stock. Fees with asterisks are optional fees which may be necessary.


Attorneys Fees             $20,000 (("504"=$5,000 SB2= $15,000)
Filing Fees (SB)           $1/29th of 1% of stock to be registered
Commissions (if applicable) n/a
Auditor                    $5000+
Moody's Listing            $3,500+- (S&P is considerably more)
Transfer Agent             $1,500+- plus $200 per month
Additional one time Financial Relations*   $75,000
Standard Financial and Market Relations    500,000 shares of common stock
    agreement
Directors & Officers Insurance**           $15,000 annually

*Financial Relations expenses depend upon a number of factors. The fundamentals provided and the excitement surrounding the company will affect the amount of capital necessary to invest in financial relations. The suggested amount implies no underwriter is utilized.

**Directors and Officers Insurance is optional only if officers provided by client are sufficient and LPE does not provide directors through referral Directors and Officers may elect to waive the requirement.